Exhibit 5.2

[Letterhead of Venable LLP]

September 7, 2010

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Re:	Registration Statement on Form S-3 (Registration No. 333-158504)

Ladies and Gentlemen:

We have served as Maryland counsel to Sara Lee Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of $400,000,000 aggregate principal amount of 2.75% Notes due 2015 (the “Notes due 2015”) and $400,000,000 aggregate principal amount of 4.10% Notes due 2020 (the “Notes due 2020” and, together with the Notes due 2015, the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Notes will be issued by the Company pursuant to a Pricing Agreement, dated August 30, 2010 (the “Pricing Agreement”), by and among the Company and the representatives of the several underwriters named in Schedule I thereto (together, the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, including the Prospectus, dated April 9, 2009, and the Prospectus Supplement, dated August 30, 2010;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof, relating to, among other things, (i) the sale, issuance and registration of the Notes, including the price thereof, and (ii) the execution, delivery and performance of the Pricing Agreement, certified as of the date hereof by an officer of the Company;

Sara Lee Corporation

September 7, 2010

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. A certificate executed by an officer of the Company, dated as of the date hereof;

7. The Pricing Agreement, certified as of the date hereof by an officer of the Company;

8. The Indenture (the “Indenture”), dated as of October 2, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Continental Bank, N.A.), as trustee, certified as of the date hereof by an officer of the Company; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements

Sara Lee Corporation

September 7, 2010

and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company.

3. The Notes have been duly authorized by all necessary corporate action on the part of the Company for issuance and sale to the Underwriters pursuant to the Pricing Agreement.

4. The Pricing Agreement has been duly authorized, executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion in connection with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland or as to federal or state laws regarding fraudulent transfers. We note that the Pricing Agreement and Indenture are each governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the report on Form 8-K, to be filed by the Company with the Commission as of the

Sara Lee Corporation

September 7, 2010

date hereof (the “8-K”) and incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Venable LLP